Exhibit 99.1

v2.60

Jerrold J. Pellizzon	Dan Matsui/Eugene Heller
Chief Financial Officer	Silverman Heller Associates
(714) 549-0421 x-262	(310) 208-2550
E-mail: jpellizzon@ceradyne.com	E-mail: dmatsui@sha-ir.com

CERADYNE, INC. REPORTS

SECOND QUARTER AND SIX-MONTH 2005 RESULTS

Sales, Net Income, New Orders and Backlog for Quarter, Six Months Reach Record Levels

Costa Mesa, Calif.—July 28, 2005—Ceradyne, Inc. (Nasdaq:CRDN) reported financial results for the second quarter and six months ended June 30, 2005, including record sales, record net income, record new orders and record backlog, and continued improvement in gross margins.

Sales for the second quarter of 2005 rose to a record of $89.9 million, up from $39.2 million in the second quarter of 2004. Net income for the second quarter of 2005 increased to a record $11.4 million, or 46 cents per diluted share. This compares to net income of $6.5 million, or 26 cents per diluted share, in the second quarter of 2004. Fully diluted average shares outstanding for the second quarter were 24,926,000 compared to 24,462,000 in the same period in 2004. The earnings per share have been adjusted for the three for two stock split effective on January 18, 2005. Operations of our 2004 acquisition of ESK Ceramics, which have been consolidated since September 1, 2004, contributed $28.1 million to second quarter 2005 sales.

Gross profit margin increased to 36.2% of net sales in the second quarter 2005 versus 34.1% of net sales in the second quarter 2004.

Provision for income taxes was 38.1% in second quarter 2005, compared to 38.3% in second quarter 2004.

Sales for the six months ended June 30, 2005 reached a record $159.7 million, up from $75.9 million in the comparable period last year. Net income for the first six months of 2005 increased to a record $17.4 million, or 70 cents per diluted share, from $11.5 million, or 47 cents per diluted share, for the first six-month period in 2004.

New bookings for the second quarter of 2005 were a record $118.5 million, compared to $33.7 million in the year-earlier quarter. New bookings for the first six months of 2005 increased to a record $175.0 million from last year’s $67.3 million.

Total backlog as of June 30, 2005 rose to $215.6 million compared to total backlog at June 30, 2004 of $95.9 million.

Joel P. Moskowitz, Ceradyne president and chief executive officer, commented, “We are very pleased with the significant increase in our second quarter 2005 financial performance. The expansion of production capacity at our new Lexington, Kentucky technical ceramic manufacturing facility allowed us to exceed our second quarter 2005 shipment commitments to the U.S. Army for the ESAPI body armor product line. Additionally, Ceradyne’s ESK Ceramics subsidiary located in Kempten, Germany contributed over 31% of our record sales, mostly in its non-military advanced technical ceramic product lines.”

Moskowitz further added: “We continue to make solid progress with the integration and performance of our August 2004 acquisition of ESK Ceramics and look forward to expanding its current and recently introduced technologies to existing and new products and markets. Our focus will be to create a technology and market-driven management team that will continue to drive our Company to world class status as a developer, manufacturer and distributor of advanced technical ceramics for defense as well as industrial, energy, and automotive/diesel applications.

“To accomplish this, we are reviewing our R&D areas of emphasis and are developing an organizational structure that will serve as a catalyst in achieving the Company’s goals to become more efficient and responsive to market demands.”

Ceradyne will host a conference call today at 8:00 a.m. PDT to discuss its 2005 second quarter results. Investors or other interested parties may listen to the teleconference live via the Internet at www.ceradyne.com or www.earnings.com. These web sites will also host an archive of the teleconference. A telephonic playback will also be available beginning at 11:30 a.m. PDT on July 28 through 9:00 p.m. PDT on Monday, August 1, 2005. The playback can be accessed by calling 800-642-1687 (or 706-645-9291 for international callers) and providing Conference ID 7708248.

Ceradyne develops, manufactures and markets advanced technical ceramic products and components for defense, industrial, automotive/diesel and commercial applications. Additional information about the Company can be found at www.ceradyne.com.

Except for the historical information contained herein, this news release contains forward-looking statements regarding future events and the future performance of Ceradyne that involve risks and uncertainties that could cause actual results to differ materially from those projected. Words such as “anticipates,” “believes,” “plans,” “expects,” “intends,” “future,” and similar expressions are intended to identify forward-looking statements. These risks and uncertainties include the ability of Ceradyne to successfully integrate the Ceradyne and ESK businesses and achieve anticipated operating synergies, and fluctuations between the value of the dollar and Euro. Other risks and uncertainties are described in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2004, and its Quarterly Reports on Form 10-Q, as filed with the Securities and Exchange Commission.

(Financial tables next page)

Below is a summary of unaudited comparative results. Amounts in thousands except per share data:

	Three Months Ended June 30,		Six Months Ended June 30,
	2005	2004	2005	2004
NET SALES	$89,903	$39,225	$159,694	$75,911
Cost of product sales	57,353	25,831	105,247	50,865

GROSS PROFIT	32,550	13,394	54,447	25,046

Operating expenses:
Selling	5,495	797	10,294	1,508
General and administrative	5,192	2,723	9,737	5,330
Research and development	1,743	582	3,604	1,023

	12,430	4,102	23,635	7,861

INCOME FROM OPERATIONS	20,120	9,292	30,812	17,185
Other income (expense):
Other income	35	1,214	399	1,443
Interest (expense)	(1,744)	—	(3,115)	—

	(1,709)	1,214	(2,716)	1,443
INCOME BEFORE PROVISION FOR INCOME TAXES	18,411	10,506	28,096	18,628
Provision for income taxes	7,011	4,024	10,711	7,134

NET INCOME	$11,400	$6,482	$17,385	$11,494

Earnings per share, basic	$0.47	$0.27	$0.71	$0.48
Earnings per share, diluted	$0.46	$0.26	$0.70	$0.47

Avg. shares outstanding, basic	24,500	24,068	24,497	23,990
Avg. shares outstanding, diluted	24,926	24,462	24,960	24,383

Condensed Consolidated Balance Sheets (in thousands):

	June 30, 2005	December 31, 2004
Cash and cash equivalents	$2,628	$4,521
Short term investments	7,944	10,041
Other current assets	134,015	120,085
Net property, plant and equipment	152,382	162,278
Other assets	19,198	19,429

Total Assets	$316,167	$316,354

Current liabilities	$55,198	$56,258
Long term debt	108,075	108,625
Non current liabilities	9,933	10,735
Deferred tax liability	6,987	5,695
Stockholders’ equity	135,974	120,085

Total Liabilities and Stockholders Equity	$316,167	$316,354

###